Exhibit 99

Eaton Reports Record Second Quarter 2026 Results, with Strong Organic Growth, Accelerating Orders and Backlog, and Raises Organic Growth Guidance

•Second quarter sales were up 21%, with organic sales growth of 14%, above the high end of guidance

•Twelve-month rolling average orders up 41% in Electrical Americas, with Electrical Global up 33% and Aerospace up 17%, driven by broad end-market strength

•Strong year-over-year total backlog growth of 43% in Electrical sector and 28% in Aerospace segment

•Second quarter segment margins of 23.1%, above the high end of guidance, with Electrical Americas margins improving 190 basis points sequentially

•Announced agreement to separate Mobility business through a Reverse Morris Trust transaction, expected to close in the first quarter of 2027 and be accretive to organic growth and margins upon closing

•Guidance for full year 2026 earnings per share expected to be between $10.36 and $10.56, up 0.1% at the midpoint over 2025, and raised adjusted earnings per share expected to be between $13.40 and $13.60, up 12% at the midpoint over 2025

DUBLIN — July 31, 2026 — Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that second quarter 2026 earnings per share were $2.11. Excluding charges of $0.50 per share related to intangible amortization, $0.49 per share related to acquisitions and divestitures, and $0.05 per share related to a multi-year restructuring program, adjusted earnings per share were $3.15, a second quarter record.

Sales in the quarter were $8.5 billion, a record and up 21% from the second quarter of 2025. The sales increase consisted of 14% growth in organic sales and 7% growth from acquisitions.

Segment margins were 23.1%, 10 basis points above the high end of the guidance range and down 80 basis points from the second quarter of 2025.

Operating cash flow was $1.1 billion, and free cash flow was $874 million, up 23% and 22%, respectively, over the same period in 2025.

Paulo Ruiz, Eaton chief executive officer, said, “Eaton accelerated its momentum in the second quarter and delivered record sales and solid earnings from strong organic growth. Our focus on disciplined execution led to sequential margin expansion, especially in Electrical Americas. While data centers remain a key growth driver, we are benefiting from robust demand across our end markets. Reflecting this strong performance and sustained demand, we are raising our full-year organic growth guidance and remain well-positioned to deliver on our commitments.”

In the quarter, the company also announced an agreement to separate its Mobility business through a Reverse Morris Trust transaction. This action represents the next step in Eaton’s ongoing portfolio transformation—further focusing the company on higher‑growth, higher‑margin Electrical and Aerospace businesses while positioning the company to drive long‑term value creation.

Guidance

For the full year 2026, the company anticipates:
•Organic growth of 11-13%
•Segment margins of 24.1-24.5%
•Earnings per share between $10.36 and $10.56
•Adjusted earnings per share between $13.40 and $13.60

For the third quarter of 2026, the company anticipates:
•Organic growth of 13.5-15.5%
•Segment margins of 24.6-25.0%
•Earnings per share between $2.77 and $2.87
•Adjusted earnings per share between $3.46 and $3.56

Business Segment Results
Sales for the Electrical Americas segment were a record $4.0 billion, up 18% organically from the second quarter of 2025. Operating profits were a record $1.1 billion, up 10% over the second quarter of 2025, and operating margins in the quarter were 27.5%, up 190 basis points sequentially.

The twelve-month rolling average of orders in the second quarter was up 41% organically. Total backlog at the end of June remained strong and was up 33% over June 2025.

Sales for the Electrical Global segment were a record $2.5 billion, up 44% from the second quarter of 2025. The sales increase consisted of 18% growth in organic sales, 25% contribution from Boyd Thermal in its first full quarter post-acquisition, and 1% growth from foreign exchange. Operating profits were a record $499 million, up 41% over the second quarter of 2025. Operating margins in the quarter were 19.8%, up 60 basis points sequentially.

The twelve-month rolling average of orders in the second quarter was up 33% organically. Total backlog at the end of June was up 103% over June 2025.

On a rolling twelve-month basis, the book-to-bill ratio for the Electrical businesses remained strong at 1.2.

Aerospace segment sales were a record $1.2 billion, up 13% from the second quarter of 2025. The sales increase consisted of 7% growth in organic sales and 6% growth from an acquisition. Operating profits were a second quarter record $278 million, up 16% over the second quarter of 2025. Operating margins of 22.8% were up 60 basis points over the second quarter of 2025.

The twelve-month rolling average of orders in the second quarter was up 17% organically. Total backlog at the end of June was up 28% over June 2025. On a rolling twelve-month basis, the book-to-bill ratio for the Aerospace segment increased to 1.2.

The Mobility segment posted sales of $841 million. Organic sales declined 2%, which was offset by 2% from positive currency translation. Operating profits were $109 million, up 7% from the second quarter of 2025. Operating margins in the quarter of 13.0% were up 90 basis points from the second quarter of 2025.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial and institutional, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and generations to come.

Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of $27.4 billion in 2025, the company serves customers in 180 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time at Eaton.com/investor under “Presentations.” This news release can also be accessed on that page. Also available on the website before the call will be a presentation on second quarter results, which will be covered during the call.

Forward-Looking Statements

This news release contains forward-looking statements concerning third quarter and full year 2026 earnings per share, adjusted earnings per share, organic growth and segment margins; impact of acquisitions and portfolio changes on near- and long-term financial results; anticipated multi-year restructuring program charges and savings; and the anticipated separation of the Mobility business. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the impact of acquisitions, joint ventures, and investments and the integration of acquired entities; disruptions by natural disasters, labor strikes, wars, geopolitical instability and/or conflict, political unrest, terrorist activity, economic upheaval, or public health concerns that impact our production facilities; significant inflation or shortages of raw materials, energy, components, and/or labor, or similar challenges for our customers; reliance on suppliers to provide raw materials, components and services; the development and use of artificial intelligence in our business operations, including potential impacts on compliance with law and our reputation; service interruptions, data corruption, loss or impairment, network security and related operational impacts due to cybersecurity attacks; weather disruptions and regulatory, market and social reactions to such disruptions; our ability to identify, attract, develop, engage and retain qualified employees; our ability to complete the anticipated separation of our Mobility business through a Reverse Morris Trust transaction or within the anticipated timeframe or at all; stock price and end market impacts due to technology disruptions; volatility of end markets; continued successful research, development and marketing of new or improved products; geopolitical, economic or other risks arising from worldwide or regional economic conditions; the global nature of Eaton’s business and exposure to economic and political instability, including war or armed conflict, changes in governmental laws, regulations and policies; changes in countries’ trade policies, including the imposition of sanctions or tariffs; changes in our tax rates or tax laws and regulations applicable to our business; rules, regulations, audits and investigations and related compliance risks associated with being a governmental contractor; our ability to protect our intellectual property; litigation and environmental regulations impacting our business; and the other risk factors discussed in Part I, Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other reports filed by the company with the SEC. The company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Financial Results

The company’s comparative financial results for the three months ended June 30, 2026, are available on the company’s website, http://www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2026	2025	2026	2025
Net sales	$8,531	$7,028	$15,982	$13,404

Cost of products sold	5,676	4,431	10,476	8,361
Selling and administrative expense	1,236	1,149	2,506	2,197
Research and development expense	227	192	437	390
Interest expense - net	201	71	307	103
Other expense (income) - net	47	(1)	6	(10)
Income before income taxes	1,144	1,186	2,251	2,363
Income tax expense	321	203	561	415
Net income	823	982	1,690	1,947
Less net income for noncontrolling interests	(1)	(1)	(3)	(2)
Net income attributable to Eaton ordinary shareholders	$821	$982	$1,687	$1,945

Net income per share attributable to Eaton ordinary shareholders
Diluted	$2.11	$2.51	$4.33	$4.96
Basic	2.11	2.52	4.34	4.97

Weighted-average number of ordinary shares outstanding
Diluted	389.5	391.4	389.4	392.5
Basic	388.5	390.3	388.4	391.2

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$821	$982	$1,687	$1,945
Excluding acquisition and divestiture charges, after-tax	190	54	278	61
Excluding restructuring program charges, after-tax	19	18	49	33
Excluding intangible asset amortization expense, after-tax	198	101	308	185
Adjusted earnings	$1,228	$1,155	$2,322	$2,225

Net income per share attributable to Eaton ordinary shareholders - diluted	$2.11	$2.51	$4.33	$4.96
Excluding per share impact of acquisition and divestiture charges, after-tax	0.49	0.14	0.71	0.16
Excluding per share impact of restructuring program charges, after-tax	0.05	0.05	0.13	0.08
Excluding per share impact of intangible asset amortization expense, after-tax	0.50	0.25	0.79	0.47
Adjusted earnings per ordinary share	$3.15	$2.95	$5.96	$5.67
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2026	2025	2026	2025
Net sales
Electrical Americas	$3,951	$3,350	$7,551	$6,360
Electrical Global	2,517	1,753	4,463	3,362
Aerospace	1,222	1,080	2,362	2,059
Mobility	841	845	1,607	1,624
Total net sales	$8,531	$7,028	$15,982	$13,404

Segment operating profit
Electrical Americas	$1,088	$987	$2,010	$1,891
Electrical Global	499	353	873	653
Aerospace	278	240	582	466
Mobility	109	102	198	194
Total segment operating profit	1,974	1,682	3,664	3,204

Corporate
Intangible asset amortization expense	(255)	(129)	(395)	(235)
Interest expense - net	(201)	(71)	(307)	(103)
Pension and other postretirement benefits income	2	5	6	10
Restructuring program charges	(24)	(24)	(62)	(42)
Other expense - net	(353)	(277)	(655)	(471)
Income before income taxes	1,144	1,186	2,251	2,363
Income tax expense	321	203	561	415
Net income	823	982	1,690	1,947
Less net income for noncontrolling interests	(1)	(1)	(3)	(2)
Net income attributable to Eaton ordinary shareholders	$821	$982	$1,687	$1,945
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	June 30, 2026	December 31, 2025
Assets
Current assets
Cash	$483	$622
Short-term investments	212	181
Accounts receivable - net	6,673	5,387
Inventory	5,417	4,721
Prepaid expenses and other current assets	1,987	1,444
Total current assets	14,772	12,355

Property, plant and equipment - net	4,702	4,316

Other noncurrent assets
Goodwill	20,229	15,769
Other intangible assets	12,611	5,054
Operating lease assets	855	768
Deferred income taxes	592	707
Other assets	2,419	2,281
Total assets	$56,181	$41,251

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$2,091	$1
Current portion of long-term debt	11	1,136
Accounts payable	5,421	4,168
Accrued compensation	630	644
Other current liabilities	3,755	3,421
Total current liabilities	11,909	9,370

Noncurrent liabilities
Long-term debt	18,509	8,758
Pension liabilities	601	702
Other postretirement benefits liabilities	158	161
Operating lease liabilities	715	637
Deferred income taxes	2,139	265
Other noncurrent liabilities	1,850	1,889
Total noncurrent liabilities	23,972	12,412

Shareholders’ equity
Eaton shareholders’ equity	20,254	19,425
Noncontrolling interests	45	44
Total equity	20,299	19,469
Total liabilities and equity	$56,181	$41,251

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2026 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.
The Company's third quarter and full year net income per ordinary share and adjusted earnings per ordinary share guidance for 2026 is as follows:

	Three months ended September 30, 2026	Year ended December 31, 2026
Net income per share attributable to Eaton ordinary shareholders - diluted	$2.77 - $2.87	$10.36 - $10.56
Excluding per share impact of acquisition and divestiture charges, after tax	0.19	1.08
Excluding per share impact of restructuring program charges, after tax	0.03	0.22
Excluding per share impact of intangible asset amortization expense, after tax	0.47	1.74
Adjusted earnings per ordinary share	$3.46 - $3.56	$13.40 - $13.60
A reconciliation of net income attributable to Eaton ordinary shareholders per share to adjusted earnings per ordinary share is as follows:

Year ended December 31, 2025
Net income per share attributable to Eaton ordinary shareholders - diluted	$10.45
Excluding per share impact of acquisition and divestiture charges, after tax	0.37
Excluding per share impact of restructuring program charges, after tax	0.26
Excluding per share impact of intangible asset amortization expense, after tax	0.99
Adjusted earnings per ordinary share	$12.07
Reconciliations of operating cash flow to free cash flow is as follows:

	Three months ended June 30
(In millions)	2026	2025
Operating cash flow	$1,127	$918
Capital expenditures for property, plant and equipment	(253)	(202)
Free cash flow	$874	$716

Note 2. BUSINESS SEGMENT INFORMATION
During the first quarter of 2026, Eaton re-segmented certain business segments due to a reorganization of the Company's businesses. The new segment is Mobility, which includes the legacy Vehicle and eMobility segments. Historical segment information has been recast to reflect this change.
Mobility
The Mobility segment designs, manufactures, markets, and supplies a broad portfolio of mechanical, electrical, and electronic systems that improve emissions, fuel economy, power management, performance, and safety across on‑road and off‑road vehicles. The Mobility segment serves global OEMs and aftermarket customers with solutions spanning internal combustion, hybrid, and electrified powertrains, including transmissions and transmission components, clutches, differentials, hybrid systems, engine valves, fuel and vapor components, as well as high‑voltage inverters and converters, power electronics, circuit protection, vehicle controls, and power distribution systems. The principal markets for the Mobility segment are OEM and aftermarket customers of heavy-, medium-, and light‑duty trucks, SUVs, CUVs, passenger cars, construction, agricultural, material handling, and mining equipment.

Note 3. ACQUISITIONS AND DIVESTITURE OF BUSINESSES
Acquisition of Fibrebond Corporation
On April 1, 2025, Eaton acquired Fibrebond Corporation (Fibrebond) for $1.43 billion, net of cash acquired. Fibrebond is a U.S. based designer and builder of pre-integrated modular power enclosures for data center, industrial, utility and communications customers. Fibrebond is reported within the Electrical Americas business segment.
As part of the acquisition, Eaton assumed $240 million of employee transaction and retention awards. Awards vest in six equal annual installments starting in the second quarter of 2025, subject to continued employment with Eaton. Forfeited employee awards are paid to former Fibrebond shareholders annually. Eaton recognizes compensation expense for the awards over the requisite service period and any employee forfeitures owed to former Fibrebond shareholders are expensed immediately in Other expense (income) - net. Expense related to the awards is reported in the Consolidated Statements of Income as follows:

	Three months ended June 30		Six months ended June 30
(In millions)	2026	2025	2026	2025
Cost of products sold	$9	$34	$19	$34
Selling and administrative expense	5	11	7	11
Other expense (income) - net	13	2	13	2
Total expense	$27	$47	$39	$47
Acquisition of Resilient Power Systems Inc.
On August 6, 2025, Eaton acquired Resilient Power Systems Inc. (Resilient), a leading North American developer and manufacturer of innovative energy solutions, including solid-state transformer-based technology. Resilient was acquired for $86 million, including $55 million of cash paid at closing and an initial estimate of $31 million for the fair value of contingent future consideration based on 2025 through 2028 revenue performance and achievement of technology-based milestones. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, and may increase or decrease based on changes in milestone achievements and discount rates, with a maximum possible undiscounted value of $45 million. As of June 30, 2026, the fair value of the contingent future payments is $32 million. Resilient is reported within the Electrical Americas business segment.
As part of the acquisition, Eaton assumed employee incentives with a maximum payout of $50 million contingent upon achievement of the same revenue performance and technology-based milestones, as well as continued employment with Eaton. The incentives will be paid over three years, starting in 2026 and concluding in 2028. As of June 30, 2026, the Company expects to pay $50 million of employee incentives based on the estimated probability of the milestones being achieved. Compensation expense will be recognized over the requisite service period. During the second quarter and the first six months of 2026, the Company recognized compensation expense of $6 million and $16 million, respectively, which was included in Selling and administrative expense on the Consolidated Statements of Income.

Investment in SPAN
On January 15, 2026, Eaton invested $75 million in SPAN for a stake of approximately 7 percent. SPAN is a manufacturer of smart panel and power controls technology to further enable affordable home electrification at scale. Eaton accounts for this nonmarketable investment at cost, less impairment, adjusted for observable price changes. The investment is included in Other assets on the Condensed Consolidated Balance Sheets.
Acquisition of Ultra PCS Limited
On January 23, 2026, Eaton acquired Ultra PCS Limited (Ultra PCS) for $1.53 billion, net of cash acquired. Ultra PCS is headquartered in the U.K. with operations in the U.K. and the U.S. Ultra PCS produces electronic controls, sensing, stores ejection and data processing solutions, enabling mission success for global aerospace customers in the air and on the ground. Ultra PCS is reported within the Aerospace business segment.
The Company incurred $17 million of acquisition related transaction costs during the first six months of 2026 for Ultra PCS that were included in Selling and administrative expense on the Consolidated Statements of Income.
Acquisition of Boyd Thermal
On March 12, 2026, Eaton acquired Boyd Thermal for $9.55 billion, net of cash acquired. Boyd Thermal is a U.S. based global leader in thermal components, systems, and ruggedized solutions for data center, aerospace and other end-markets. Boyd Thermal employs more than 6,000 people with manufacturing sites across North America, Asia, and Europe. Boyd Thermal is reported within the Electrical Global business segment.
The Company incurred $1 million and $36 million of acquisition related transaction costs during the second quarter and first six months of 2026, respectively, for Boyd Thermal that were included in Selling and administrative expense on the Consolidated Statements of Income.
Planned Separation of Mobility Business
On January 26, 2026, Eaton announced its intention to separate its Mobility business segment from the rest of Eaton via a spin-off. On June 10, 2026, Eaton entered into definitive agreements with Dana Incorporated (Dana), whereby Eaton will separate the Mobility business and combine it with Dana in a Reverse Morris Trust (RMT) transaction (the separation and merger with and into Dana described below collectively referred to as the Transaction). As part of the Transaction, Eaton will distribute the Mobility business (other than certain assets and liabilities that will be sold directly to Dana in a concurrent asset sale) to Eaton shareholders through an exchange offer (split-off), in which Eaton shareholders will have the opportunity to tender their Eaton shares in exchange for shares of Mobility (USA) Corporation, a wholly owned subsidiary of Eaton (SpinCo), followed, if necessary, by a clean-up pro rata distribution. Immediately thereafter, a direct, wholly owned subsidiary of SpinCo will merge with and into Dana, with Dana surviving as a direct, wholly owned subsidiary of SpinCo. Following completion of the Transaction, Eaton shareholders are expected to own at least 50.1% of the combined company's outstanding shares. Eaton will also receive a cash distribution of approximately $1.1 billion prior to completion of the Transaction, subject to a customary cash and indebtedness adjustment and tax payments to various global jurisdictions and transaction related charges. Eaton expects to use the cash distribution consistent with its capital allocation framework, including repayment of outstanding indebtedness.
The RMT transaction is intended to be tax-free for U.S. federal income tax purposes to Eaton and Eaton’s shareholders and is expected to close in the first quarter of 2027, subject to Dana stockholder approval, regulatory approvals, and customary closing conditions. Until the Transaction closes, the Mobility business segment will continue to operate as a business segment of Eaton and its financial results reported in Eaton’s continuing operations. In the event the Transaction is not consummated, Eaton intends to separate its Mobility business segment in a spin-off.

Note 4. ACQUISITION AND DIVESTITURE CHARGES
Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2026	2025	2026	2025
Acquisition integration, divestiture charges and transaction costs	$154	$70	$263	$80
Income tax expense (benefit)	36	(16)	15	(19)
Total charges after income taxes	$190	$54	$278	$61
Per ordinary share - diluted	$0.49	$0.14	$0.71	$0.16
Acquisition integration, divestiture charges and transaction costs in 2026 and 2025 are primarily related to the following:

•The acquisitions of Fibrebond Corporation, Resilient Power Systems Inc., Ultra PCS Limited, Boyd Thermal, and Exertherm, the anticipated divestiture of the Mobility business, transactions completed prior to 2023, and other charges to acquire and exit businesses.
•Employee transaction and retention award compensation expense related to the acquisition of Fibrebond of $27 million and $39 million in the second quarter and the first six months of 2026, respectively, and $47 million in the second quarter and the first six months of 2025.
•Employee incentive compensation expense related to the acquisition of Resilient of $6 million and $16 million in the second quarter and first six months of 2026, respectively.
Charges in 2026 and 2025 were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. In Business Segment Information, the charges were included in Other expense - net.
Additionally, during the second quarter and the first six months of 2026, Eaton incurred $52 million of withholding taxes related to funding the acquisition of Boyd Thermal, which are included in Income tax expense (benefit) in the table above.

Note 5. RESTRUCTURING CHARGES
During the first quarter of 2024, Eaton implemented a multi-year restructuring program to accelerate opportunities to optimize its operations and global support structure. These actions will better align the Company's functions to support anticipated growth and drive greater effectiveness throughout the Company. Since the inception of the program, the Company has incurred charges of $397 million. This restructuring program is expected to be completed in 2026 and is expected to incur additional expenses related to workforce reductions of $60 million and plant closing and other costs of $18 million, resulting in total estimated charges of $475 million for the entire program. The Company expects mature year benefits of $375 million when the multi-year program is fully implemented.
A summary of restructuring program charges is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2026	2025	2026	2025
Workforce reductions	$18	$7	$42	$19
Plant closing and other	6	17	20	23
Total before income taxes	24	24	62	42
Income tax benefit	5	5	13	9
Total after income taxes	$19	$18	$49	$33
Per ordinary share - diluted	$0.05	$0.05	$0.13	$0.08
Restructuring program charges (income) related to the following segments:

	Three months ended June 30		Six months ended June 30
(In millions)	2026	2025	2026	2025
Electrical Americas	$10	$9	$11	$10
Electrical Global	9	5	40	19
Aerospace	—	—	—	—
Mobility	(2)	4	3	6
Corporate	6	6	9	7
Total	$24	$24	$62	$42
These restructuring program charges (income) were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

Note 6. INTANGIBLE ASSET AMORTIZATION EXPENSE
Intangible asset amortization expense is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2026	2025	2026	2025
Intangible asset amortization expense	$255	$129	$395	$235
Income tax benefit	57	28	87	50
Total after income taxes	$198	$101	$308	$185
Per ordinary share - diluted	$0.50	$0.25	$0.79	$0.47

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558